Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-56123, 333-56127 and 333-153734) on Form S-8 of Bioanalytical Systems, Inc. of our report dated December 31, 2012, except for Note 3, as to which the date is October 11, 2013, relating to the financial statements appearing in this Annual Report on Form 10-K/A.

/s/ Crowe Horwath LLP

Fort Wayne, Indiana

October 11, 2013